EXHIBIT 4


                          INDEPENDENT AUDITORS' REPORT

Flexsteel Industries, Inc.:

     We have audited the financial statements of Flexsteel Industries, Inc. (the Company) as of June 30, 1995 and 1994 and for each of the three years in the period ended June 30, 1995, and have issued our report thereon dated August 11, 1995, which report includes an explanatory paragraph relating to a change in the Company's method of accounting for certain investments in debt and equity securities; such financial statements and report are included in your 1995 Annual Report to Stockholders and are incorporated herein by reference. Our audits also included the financial statement schedule of Flexsteel Industries, Inc., listed in Item 14. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                      DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
August 11, 1995